Exhibit 10.1

MWE Draft of Redacted Copy – April 8, 2022

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR SUCH INFORMATION HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACE WITH BRACKETS AND THREE ASTERISKS [***].

PETROLEUM AGREEMENT

BETWEEN

THE GOVERNMENT OF THE REPUBLIC

OF NAMIBIA

AND

NIIKELA EXPLORATION (PTY) LTD

AND

ELEPHANT OIL LTD

AND

NAMCOR E&P EXPLORATION AND

PRODUCTION (PTY) LTD

BLOCK 1919

THIS PETROLEUM AGREEMENT is made and entered between

THE GOVERNMENT OF THE REPUBLIC OF NAMIBIA

MINISTRY OF MINES AND ENERGY

(Herein represent by The Honorable Tom Alweendo in his capacity as the Minister of the Ministry of Mines and Energy),

(Hereinafter referred to as the “Government”)

And

Niikela Exploration (PTY) LTD

(Hereinafter represented by Ms. Mbute Rusa Andreas, as duly authorized by the Board of Directors of …Niikela Exploration. (PTY) LTD in terms of the resolution passed on this 7th day of September 2020. (Hereinafter referred to as “Niikela”)

And

Elephant Oil LTD

(Hereinafter represented by …Mr. Matthew B. Lofgran, as duly authorized by the Board of Directors of Elephant Oil LTD in terms of the resolution passed on this 15th day of January 2013. (Hereinafter referred to as “Elephant”)

And

NAMCOR E&P EXPLORATION AND PRODUCTION (PTY) LTD

(Hereinafter represented by Mr. Immanuel Mulunga, as duly authorized by the Board of Directors of … NAMCOR EXPLORATION AND PRODUCTION (PTY) LTD in terms NAMCOR E&P’s Schedule of Authority (Hereinafter referred to as “NAMCOR E&P”)

(Hereinafter collectively referred to as the “Company”)

PREAMBLE

WHEREAS all rights in relation to the exploration for, the production and disposal of, and the control over, Petroleum in or upon any Land in Namibia vest in the State;

AND WHEREAS the Petroleum (Exploration and Production) Act, 1991, provides for the exploration for, and the production and disposal of, Petroleum under a licence issued in terms of that Act;

AND WHEREAS Niikela, Elephant and NAMCOR E&P have applied for an Exploration Licence and intends, in the event of a Discovery of Petroleum of a commercial interest made by it, to apply for a Production Licence and to carry on Production Operations and to sell or otherwise dispose of Petroleum recovered;

AND WHEREAS the Minister of Mines and Energy is empowered to grant and issue Exploration Licences and Production Licences, subject to such terms and conditions as may, in addition to the terms and conditions set out in section 14 of the said Act, be agreed upon in terms of section 13 thereof;

AND WHEREAS the Minister is prepared to grant such application on certain terms and conditions;

NOW THEREFORE it is hereby agreed at WINDHOEK on this ....... day of ....................... 2021 between:

THE GOVERNMENT OF NAMIBIA (“Government”)

(Herein represented by its Minister of Mines and Energy)

-and-

Niikela Exploration (PTY) LTD

And

Elephant Oil LTD

And

NAMCOR EXPLORATION AND PRODUCTION (PTY) LTD

THAT the Minister of Mines and Energy shall cause-

(a) an Exploration Licence to be issued in accordance with the provisions of section 34 of the said Petroleum (Exploration and Production) Act, 1991, as amended, to the Company upon signature of this Agreement and delivery by the said Company to the Minister of Mines and Energy of the Bank guarantee and the performance guarantee referred to in clauses 4 and 30 of the Agreement; and

(b) in the event that a Discovery of a commercial interest is made in the area in respect of which such Exploration Licence has been issued and a Petroleum Field is declared under section 42 of the said Petroleum (Exploration and Production) Act, 1991, pursuant to such Discovery, upon an application made in terms of section 46 of that Act a Production Licence to be issued in accordance with the provisions of section 47(1)(a) of that Act to the said Company.

THAT the aforesaid Exploration Licence and, when issued, Production Licence shall, in addition to the terms and conditions contained in the said Petroleum (Exploration and Production) Act, 1991, and the Petroleum (Taxation) Act, 1991, be subject to the terms and conditions set out in the Schedule hereto.

SCHEDULE

ARRANGEMENT OF CLAUSES

Clause

1. Definitions

2. Address and other particulars of Company

3. Duration of Exploration Licence

4. Minimum exploration work programme

5. Technical Advisory Committee

6. Work programme and budget

7. Relinquishment

8. Discovery and development of Petroleum

9. Application for Production Licence

10. Sole risk

11. Environmental protection

12. Work practices and carrying out of operations

13. Royalty and annual charges

14. Taxation

14A. Optional Clause on Participation

15. Valuation of Namibian Crude Oil

16. Natural Gas

17. Insurance and assets

18. Measurement of Petroleum

19. Accounts and audits

20. Records, reports and ownership of data

21. Confidentiality of data

22. Employment and training

23. Namibian goods and services

24. Domestic supply obligation

25. Unit development

26. Termination

27. Vis major

28. Assignation

29. Arbitration

30. Performance guarantee

31. Entire agreement and amendments

32. Waiver

33. Applicable law

34. Notices

ANNEXURE 1: Description of Licence Area

ANNEXURE 2: Map of Licence Area

ANNEXURE 3: Bank guarantee

ANNEXURE 4: Accounting procedure

ANNEXURE 5: Performance guarantee

ANNEXURE 6: Principles governing the training scheme of the Ministry of Mines and Energy

ANNEXURE 7: Principles governing the use of funds paid to NAMCOR E&P for environmental studies.

Clause 1

Definitions

1.1	In this Agreement, unless the context indicates otherwise:

(a)	“Affiliate”, in relation to the Company, means any company holding directly or indirectly a majority of shares in the Company or any company which is controlled directly or indirectly by such first-mentioned company;

(b)	“Appraisal Well” means any Well drilled after a Discovery of Petroleum has been made in the Licence Area for purposes of determining the quantity of Petroleum in the Petroleum Reservoir to which such Discovery relates;

(c)	“Associated Natural Gas” means Natural Gas produced from any Well in the Licence Area from which Crude Oil is predominantly produced and which is separated from Crude Oil in accordance with Good Oilfield Practices, including the free gas cap, but shall exclude any liquid hydrocarbons extracted from such gas;

(d)	“Barrel” means 42 United States gallons liquid measure, corrected to a temperature of 60 degrees Fahrenheit;

(e)	“Block” means a Block, as defined in section 1(1) of the Petroleum Act;

(f)	“Calendar Month” means any of the 12 months of the Calendar Year;

(g)	“Calendar Year” means a period of a year commencing on the first day of January in every year;

(h)	“Commissioner” means the Commissioner defined in section 1(1) of the Petroleum Act;

(i)	“Company” means the Company, which is a Party or, in the case of a joint venture, the Companies which are parties to this Agreement, and includes any other company to which the Company has assigned its interest or any part thereof in relation to its Exploration Licence or in its Production Licence;

(j)	“Companies Act” means the Companies Act, 1971 (Act No. 61 of 1971);

(k)	“Crude Oil” means any Petroleum which is in a liquid state at the wellhead or gas-oil separator or which is extracted from Natural Gas in a plant, including distillate and condensate, and which has been produced from the Licence Area; provided however, that in clause 24 and where the context so admits, in clause 15, a reference to crude oil does not necessarily imply that it has been produced from the Licence Area;

(l)	“Crude Oil Produced and Saved” means Crude Oil produced by the Company under a Production Licence, but shall not include any such Crude Oil which has been unavoidably lost or lawfully used in connection with operations for the recovery of Petroleum;

(m)	“Crystalline Basement”, for purposes of clause 4, means any igneous or metamorphic rock excluding sills, dykes and similar subsurface intrusions or any stratum in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Petroleum in commercial quantities and which reflects the maximum depth at which any such accumulation can be reasonably expected;

(n)	“Decommissioning Plan” means the package of measures proposed by the Company pursuant to s.46(2)(viA) of the Petroleum Act to be taken after cessation of production operations to remove or otherwise deal with all installations, equipment, pipelines and other facilities, whether on shore or off shore, erected or used for purposes of such operations and to rehabilitate land disturbed by way of such operations, reviewed pursuant to s.68 A(1) and either approved or revised by the Minister pursuant to s.68A(2) or 68A(3) of the Petroleum Act.

(o)	“Development Operations” means Development Operations, as defined in section 1 of the Taxation Act;

(p)	“Development Plan” means the proposed programme of production and of processing of Petroleum submitted in terms of section 46(2) of the Petroleum Act;

(q)	“Discovery” means a Discovery as defined in section 1 of the Petroleum Act;

(r)	“Environmental Damage” includes any damage or injury to, or destruction of, air or soil or water or any plant or animal life, whether in the sea or in any other water or on, in or under Land;

(s)	“Exploration Area” means an Exploration Area as defined in section 1(1) of the Petroleum Act;

(t)	“Exploration Licence” means an Exploration Licence as defined in section 1(1) of the Petroleum Act;

(u)	“Exploration Operations” means Exploration Operations as defined in section 1(1) of the Petroleum Act;

(v)	“Exploration Period” means the Initial Exploration Period, the First Renewal Exploration Period or the Second Renewal Exploration Period;

(w)	“Exploration Well” means a Well drilled in the course of Exploration Operations, but shall not include an Appraisal Well;

(x)	“First Renewal Exploration Period” means the period for which the Exploration Licence issued to the Company has been renewed for the first time under section 34 of the Petroleum Act;

(y)	“Good Oilfield Practices” has the meaning assigned to it in section 1(i) of the Petroleum Act;

(z)	“Immovable Asset” means property which can be touched but which cannot be moved, and includes buildings, fixtures or improvements in or over Land and the right of occupation thereof;

(aa)	“Inflation Factor” means the figure, expressed to the fourth place of decimals, obtained by dividing the Price Index as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment” for the month in which this Agreement has been signed by the Price Index first so reported for the month in which the expenditure in question has been so incurred or, for purposes of clause 22.4, the month for which the annual adjustment is to be made;

(ab)	“Initial Exploration Period” means the period commencing on the date of signature of this Agreement and ending on a date not later than [***] as from such first mentioned date or such shorter period as may be determined in clause 3;

(ac)	“Land” means Land as defined in section 1 (1) of the Petroleum Act;

(ad)	“Licence Area” means a Licence Area as defined in section 1 of the Taxation Act to which the licence of the Company relates and which is described in Annexure 1 and shown on the map contained in Annexure 2;

(ae)	“Minister” means the Minister as defined in section 1(1) of the Petroleum Act;

(af)	“Natural Gas” means Natural Gas, whether Associated or Non-Associated, and all its constituent elements produced from any Well in the Licence Area and all non hydrocarbon substances therein;

(ag)	“Natural Gas Produced and Saved” means Natural Gas produced by the Company under a Production Licence, but shall not include any such Natural Gas which has been unavoidably lost or lawfully used in connection with operations for the recovery of Petroleum;

(ah)	“Non-Associated Natural Gas” means Natural Gas other than Associated Natural Gas;

(ai)	“Party” means the Government or the Company, as the case may be;

(aj)	“Petroleum” means Petroleum as defined in section 1(1) of the Petroleum Act;

(ak)	“Petroleum Act” means the Petroleum (Exploration and Production) Act, 1991;

(al)	“Petroleum Data” has the meaning assigned to it clause 20.3 of this Agreement;

(am)	“Petroleum Field” means a Petroleum Field as defined in section 1(1) of the Petroleum Act;

(an)	“Petroleum Operations” means Exploration Operations and Production Operations carried out in or in connection with a Licence Area;

(ao)	“Petroleum Produced and Saved” means Crude Oil and Natural Gas Produced and Saved.

(ap)	“Petroleum Reservoir” means a Petroleum Reservoir as defined in section 1(1) of the Petroleum Act;

(aq)	“Price Index” means the value of the United States Industrial Goods Producer Price Index reported for the first time for the year or, for purposes of clauses 4.7 and 22.5, the month in question in the monthly publication of the International Monetary Fund known as the “International Financial Statistics” in the section titled “Prices, Production, Employment”;

(ar)	“Production Area” means a Production Area as defined in section 1(1) of the Petroleum Act;

(as)	“Production Licence” means a Production Licence as defined in section 1(1) of the Petroleum Act;

(at)	“Production Operations” means Production Operations as defined in section 1(1) of the Petroleum Act;

(au)	“Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, April, July or October of each Calendar Year;

(av)	“Second Renewal Exploration Period” means the period for which the Exploration Licence issued to the Company has been renewed for the second time under section 34 of the Petroleum Act;

(aw)	“Site Restoration” means all activities required to return a site to its natural state or to render a site compatible with its intended after use after cessation of Petroleum Operations in relation thereto, and shall include removal of equipment, offshore and onshore structures and debris, establishment of compatible contours and drainage, replacement of top soil, re-vegetation, slope stabilization or infilling of excavations;

(ax)	“Taxation Act” means the Petroleum (Taxation) Act, 1991;

(ay)	“Trust Fund” means the trust fund referred to in s.68(B) of the Petroleum Act.

(az)	“Well” means a Well as defined in section 1(1) of the Petroleum Act.

1.2	For the purposes of the definition of “Affiliate”-

(a)	a Company is directly controlled by any other company or companies if such company or companies hold shares in such first-mentioned Company carrying in the aggregate the majority of votes exercisable at the Company’s general meetings;

(b)	a particular Company is indirectly controlled by a company or companies (hereinafter referred to as the parent company or companies) if a series of companies can be specified, beginning with the parent company, so related that each company of the series, except the parent company or companies, is directly controlled by one or more of the companies earlier in the series.

1.3	The headings to the respective clauses of this Agreement are used merely for convenience and shall not form part of this Agreement.

1.4	Unless the contrary intention appears, words importing the masculine gender include females and words in the singular number include the plural, and words in the plural number include the singular.

Clause 2

Address and other particulars of Company

2.1	The Company’s Registration

2.1.1	Niikela is duly registered and incorporated as a company in accordance with the provisions of the Companies Act in respect of which incorporation a certificate of incorporation No. .2020/0564.. dated ..07 September 2020.. has been issued.

2.1.2	Elephant is duly registered and incorporated as a company in accordance with the provisions of the Companies Act in respect of which incorporation a certificate of incorporation No. 083.59.224. dated 14 January 2013 has been issued.

2.1.3	NAMCOR E&P is duly registered and incorporated as a company in accordance with the provisions of the Companies Act in respect of which incorporation a certificate of incorporation No. .2000/170.

(In the case of a joint venture, amend clause to include relevant particulars of each participating company)

2.2	The Company’s Share Capital

2.2.1	The share capital of the Niikela is [***].

2.2.2	The share capital of the Elephant is [***].

2.2.3	The share capital of NAMCOR E&P is [***].

2.3	The Company’s Registered address

2.3.1	The registered address of Niikela is .ERF: 5180 Siegfried Tjitmisa Street, Katutura Central, Windhoek, Namibia.

2.3.2	The registered address of Elephant is 6th Floor, 60 Gracechurch Street, London, EC3V 0HR, UK.

2.3.3	The registered address of NAMCOR E&P is 1 Aviation Road, Petroleum House, Windhoek, Namibia.

(In the case of a joint venture, amend clause to include relevant particulars of each participating company)

2.4	The Company’s Beneficial owners

2.4.1	Niikela hereby declares that the following persons are the beneficial owners of more than five per cent of the shares issued by it:-

[***]

2.4.2	Elephant hereby declares that the following persons are the beneficial owners of more than five (5%) per cent of the shares issued by it:-

[***]

2.4.3	NAMCOR E&P hereby declares that the following persons are the beneficial owners of more than five per cent of the shares issued by it:-

[***]

(In the case of a joint venture, amend clause to include relevant particulars of each participating company and add percentage of participating interest of each company in such joint venture)

The respective Participation Interest of Niikela, Elephant and NAMCOR E&P in and under the Exploration Licence will be as follows:

[***]

Clause 3

Duration of Exploration Licence

3.1	Subject to the provisions of the Petroleum Act, the Exploration Licence granted to the Company shall be for an initial period of [***] commencing from the date of signature of this Agreement by all the parties thereto.

3.2	Subject to the provisions of the Petroleum Act, the Exploration Licence referred to in clause 3.1 may be renewed for such further period, not exceeding [***], as may be determined by the Minister at the time of the renewal of such licence as from the date on which such licence would have expired if an application for its renewal had not been made or on the date on which the application for such renewal is granted, whichever date is the later date: Provided that such licence shall not be renewed on more than [***].

Clause 4

Minimum exploration work programme

4.1	Subject to clause 4.5, the Company shall, during each of the periods referred to in paragraphs (a), (b) and (c) below into which its exploration work programme is divided for purposes of this Agreement, carry out the work specified in such Articles 4.1 (a,b,c) and Article 4.2 as related to such work.

(a) Initial Exploration Period – Phase 1 – [***]

(1a) [***]

Initial Exploration Period (continued) – Phase 2 – [***]

(1b) [***]

(b) First Renewal Exploration Period – [***]

[***]

(c) Second Renewal Exploration Period – [***]

[***]

4.2	The minimum exploration work and expenditure amounts referred to in clause 4.1 for each Exploration Period shall be deemed satisfied upon completion of the minimum work as set out above. Satisfaction of the minimum work is deemed satisfied, if properly execute using best oil field practices in undertaking the minimum work regardless of the specified expenditure amount. The concept of completion of the minimum work takes precedent over the expenditure amount assigned to the work. A detailed summary of the exploration work and actual expenditure amounts shall be provided to the Ministry on a regular basis. Notwithstanding the following, work undertaken during each exploration Period that exceeds the minimum work obligation and expenditure that exceeds either the minimum work or expenditure amounts shall be carried over into subsequent renewal periods by given the Ministry notice of the work and expenditures concluded during the term in question. The work specified in clause 4.1 for the above relevant periods equals or exceeds the sums mentioned in clause 4.1, provided that for this purpose all such actual attributable expenditures shall be adjusted for inflation, commencing from the Calendar Month in which this Agreement is signed by multiplying each such expenditure by the Inflation Factor.

4.3	If the Price Index ceases to be published, the Price Index contemplated in clause 4.2 shall for the purposes of this Agreement be such price index as may be determined by mutual agreement between the Parties to this Agreement.

4.4	Any expenditure incurred by the Company in respect of an appraisal programme referred to in clause 8 of this Agreement shall not be regarded to be expenditure incurred for purposes of clause 4.1.

4.5	With reference to Article 4.1, if the Company has during any period referred to above, spent more than the amount specified therein in respect of the period in question, the amount so overspent may, subject to adjustment in terms of Article 4.2, be carried over and credited against the minimum amount so specified in respect of the next ensuing period: Provided that this sub clause shall not be construed as detracting or modifying any obligation of the Company to drill Exploration Wells or to conduct seismic surveys in terms of this clause. For purposes of this Article, both goods and services incurred by the Company bought into the Country to fulfill the minimum work obligations of a given Period will be credited to the amounts of the minimum work obligation.

4.6	[***]

4.7	The Company shall on the date on which this Agreement is signed and on the first day on which the First Renewal Exploration Period and the Second Renewal Exploration Period commence provide, in a form similar to the form set out in Annexure 3, a bank guarantee in respect of the minimum expenditure referred to in clause 4.1 in respect of the Exploration Period in question.

(a)	The amount of any such bank guarantee shall be reduced at the end of every Quarter by an amount equal to the actual expenditure incurred by the Company during such Quarter in discharge of its obligations under clause 4.1.

(b)	If at the end of the Initial Exploration Period, the First Renewal Exploration Period or Second Renewal Exploration Period, as the case may be, the work and expenditure incurred by the Company during any such period, as adjusted in accordance with clause 4.4, and with due regard to any amount carried over in terms of clause 4.5 does not equal or exceed the minimum work obligation under Article 4.1, the Minister may invoke the said bank guarantee for the amount of work required under the respective Period that was not fulfilled by Company. The expenditure referred to in clause 4.1 for such period, the said bank guarantee shall be invoked for purposes of payment to the Minister of the full amount of the shortfall, as adjusted by multiplying such shortfall by a figure, expressed to the fourth place of decimals, obtained by dividing the Price Index, as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund in the section “Prices, Production, Employment”, for the Calendar Month immediately preceding the day of receipt of written demand for payment of such shortfall, by such Price Index as so reported for the Calendar Month in which this Agreement has been signed. Notwithstanding the above, the minimum work obligation is deemed satisfied, if properly execute using best oil field practices in undertaking the minimum work regardless of the specified expenditure amount. The concept of completion of the minimum work takes precedent over the expenditure amount assigned to the work. A detailed summary of the exploration work and actual expenditure amounts shall be provided to the Ministry on a regular basis.

4.8	The Company shall submit to the Commissioner annually a work programme and a budget reviewed in accordance with the terms of clause 5.4 setting forth the work to be carried out and showing an estimate of the amounts to be spent thereon.

Clause 5

Technical Advisory Committee

5.1	The Minister and the Company shall as soon as possible after the date on which this Agreement is signed establish a committee to be known as the Technical Advisory Committee which shall consist of-

(a)	a chairman and three other persons appointed by the Minister; and

(b)	four other persons appointed by the Company.

5.2	The Minister and the Company may, with due regard to the terms of clause 5.1, appoint by notice in writing, whether by telex, telefax or otherwise, any person to act in the place of any member of the Technical Advisory Committee during his absence or incapacity to act as a member of the Committee.

5.3	When an alternate member acts in the place of any member he/she shall have the powers and perform the duties of such member.

5.4	Without prejudice to the rights and obligations of the Company in relation to the management of its operations the functions of the Technical Advisory Committee shall be-

(a)	to oversee and monitor all Petroleum Operations carried out by the Company;

(b)	to review any proposed exploration work programme and budgets to be submitted by the Company to the Commissioner in terms of clauses 4.8 and 6 and to monitor the implementation of any appraisal programmes submitted by the Company to the Minister in terms of clause 8;

(c)	to review and recommend to the Commissioner for approval, at any date after the date on which application is made by the Company for a Production Licence in respect of any part of the Licence Area and for as long as Petroleum is produced in such area, any proposed exploration work programme and budgets and any proposed amendment to be submitted to the Commissioner in terms of clauses 4.8 and 6;

(d)	to review any appraisal programmes submitted by the Company to the Minister in terms of clause 8 and any Development Plan which the Company proposes to submit in connection with an application for a Production Licence in terms of clause 9;

(e)	to ensure that the accounting of expenditure and the maintenance of operating records and reports kept in connection with the Petroleum Operations are made in accordance with this Agreement and the accounting principles and procedures generally accepted in the international petroleum industry.

5.5	All meetings of the Technical Advisory Committee shall be held at such places, whether within or, with the prior approval in writing of the Minister, outside Namibia, and at such times, but not less than one meeting during each half of the Calendar Year during the term of the Exploration Licence and thereafter not less than one meeting during each Quarter, as may be determined unanimously by its members.

5.6	Five members of the Technical Advisory Committee shall form a quorum for a meeting of the Committee.

5.7	The Minister or the Company shall have the right to call any expert to any meeting of the Technical Advisory Committee to advise the Committee on any matter of a technical nature requiring expert advice.

5.8	A unanimous vote of all the members of the Technical Advisory Committee present at a meeting thereof on any matter requiring a decision of the Committee as set out in clause 5.4 shall be a decision of the Committee and shall be binding upon the Parties to this Agreement. The committee shall not make any decision which shall unreasonably or negatively impede the Company’s ability to fulfill its obligations under this Agreement.

5.9	If a decision cannot be taken as contemplated in clause 5.8

(a)	in the case of a proposal of the Company in relation to a matter referred to in paragraph (a), (b) or (d) of clause 5.4, the proposal of the Company shall prevail, provided (i) that such proposal is not inconsistent with any term of this Agreement; and (ii) that, in the case of the review of a Development Plan, such proposal contains the particulars contemplated in section 46(2)(e) to (k) of the Petroleum Act;

(b)	in the case of any dispute in respect of a matter contemplated in paragraph

(c)	of clause 5.4, such dispute between the Minister and the Company shall be referred, within [***] as from the date of the meeting on which no decision could have so been taken, to a sole expert appointed in accordance with the terms of clause 29.6.

Clause 6

Work programme and budget

6.1	During the currency of an Exploration Licence the Company shall prepare and submit in each Calendar Year, not less than [***] of each Calendar Year to the Commissioner a work programme and budget referred to in paragraph (b) or (c) of clause 5.4 for review or for review and recommendation by the Technical Advisory Committee in accordance with the terms of those paragraphs, setting forth the Exploration Operations which the Company proposes to carry out during [***] and the estimated cost thereof.

6.2	Any work programme and budget submitted in terms of sub clause 6.1 for review or review and recommendation by the Technical Advisory Committee to the Commissioner and any revision or amendment thereof shall be consistent with the requirements set out in clause 4 relating to the minimum exploration work and minimum exploration expenditure for any of the periods so set out within which the work programme and budget will fall.

6.3	The Company may by notice in writing to the Minister amend any work programme or budget submitted to the Technical Advisory Committee, provided that the work programme or budget is not required to be submitted to that Committee for review and recommendation to the Commissioner under the terms of paragraph (c) of clause 5.4 and such amendment is consistent with the Company’s obligations under clause 4.

6.4	A notice referred to in clause 6.3 shall state the reasons for which the amendment is necessary or desirable.

Clause 7

Relinquishment

7.1	Subject to the provisions of the Petroleum Act, the Company shall by notice in writing addressed and delivered to the Commissioner relinquish-

[***]

Whereupon any part of the Exploration Area so identified shall cease to be part of such Exploration Area as from a date [***] after the date of such notice: Provided that-

(i)	if such licence is cancelled in terms of section 19(3) of the Petroleum Act in relation to any area of Land in any Calendar Year of the currency of such licence, such area of Land shall be deemed to have been relinquished for the purposes of the determination of the relinquishment next required to be made by the Company under paragraph (a) or (b);

(ii)	any area of Land relinquished under clause 7.2, shall be deemed to have been relinquished for the purposes of the determination of the relinquishment next required to be made by the Company under paragraph (a) or (b);

(iii)	the Company shall relinquish such Land in such a manner so as to ensure that the Exploration Area is, after such relinquishment, a single area consisting, in so far as it is possible, of rectangular blocks bounded by lines running either due North and South or due East and West and having sides, each of at least 30 seconds of longitude or latitude, as the case may be;

(iv)	the Company shall not be required to relinquish any Land in the Exploration Area which is subject to an application for a Production Licence or situated within a Petroleum Field or subject to an application for the declaration of a Petroleum Field.

7.2	The Company may, subject to the terms of sub-paragraph (iii) of the proviso to clause 7.1, by notice in writing addressed and delivered to the Commissioner relinquish any area of Land to which its Exploration Licence relates from a date not less than [***] from the date on which such notice was delivered to the Commissioner.

7.3	Any relinquishment in terms of clause 7.2 shall be without prejudice to any obligation incurred by the Company in respect of the area relinquished prior to the date of relinquishment and such relinquishment shall not affect the obligations of the Company under clause 4.

Clause 8

Discovery and development of Petroleum

8.1	When a Discovery is made in an Exploration Area, the Company shall

(a)	forthwith inform the Commissioner by notice in writing of the fact that such Discovery has been made;

(b)	forthwith cause tests to be made in connection with such Discovery in order to determine the commercial interest of such Discovery;

(c)	within a period of [***] after such notice, furnish the Commissioner in writing with particulars of the steps which it proposes to take to satisfy the requirements of paragraph (e) of this clause;

(d)	within a period of [***] after such notice, furnish the Commissioner in writing with particulars relating to the Block or Blocks where such Discovery has been made, the nature of such Discovery and such other particulars as the Commissioner may require;

(e)	within a period of [***] after having completed such tests, furnish the Commissioner with a report containing an evaluated result of such tests and an evaluation of the potential commercial interest of such Discovery.

8.2	If the report referred to in paragraph (e) of clause 8.1 indicates that in the Company’s judgment, utilizing Good Oilfield Practices, a Discovery may be of commercial interest, the Company

(a)	shall within [***] of the delivery of such report address and deliver to the Commissioner an appraisal programme which is commensurate with the size and nature of the Discovery for the Commissioner’s approval which shall include particulars relating to the drilling of Appraisal Wells;

(b)	shall upon approval forthwith take all such steps as may be reasonable in the circumstances in order to appraise the Discovery and determine the quantity of Petroleum to which the Discovery relates in so far as it occurs within the Exploration Area;

(c)	may apply, pursuant to section 42 of the Petroleum Act, for the declaration of a Petroleum Field over the relevant area;

8.3	The Commissioner shall by notice in writing addressed and delivered to the Company within [***] of delivery of the appraisal programme indicate whether or not he approves thereof.

8.4	Where the appraisal programme is not approved by the Commissioner, the Technical Advisory Committee shall, within a period of [***] from the date on which the notice referred to in clause 8.3 was delivered to the Company, meet to discuss and agree on revisions to the appraisal programme.

8.5	If the members of the Technical Advisory Committee are unable to agree on revisions to the appraisal programme, the provisions of clause 5.9 shall apply mutatis mutandis, enabling the Company to proceed with the implementation of its appraisal programme, with such revisions, if any, as it deems fit. The Company’s appraisal programme shall be deemed to have been approved by the Commissioner on the date on which the Commissioner receives notification from the Technical Advisory Committee on the outcome of its deliberations.

8.6	The Company shall, within [***] from the date on which the Commissioner approved of the appraisal programme or such longer period as the Commissioner on good cause shown may allow, address and deliver to the Commissioner-

(a)	a full report containing particulars of the results of the appraisal programme, including particulars relating to

(i)	the location and depth of Petroleum or hydrocarbon bearing structures;

(ii)	the composition of Petroleum or hydrocarbons;

(iii)	the estimated recoverable reserves of Petroleum or hydrocarbons;

(iv)	the estimated daily production potential of Petroleum or hydrocarbons;

(b)	a preliminary estimate of the cost of Development Operations and Production Operations relating to the Discovery, including the cost of transportation of Petroleum or hydrocarbons, based upon an outline design for the development of the Discovery.

8.7	The Company shall, in so far as it is able to do so from results obtained from an appraisal programme, within [***] after the date on which the Commissioner approved of such programme, issue an interim report containing the particulars and preliminary estimates contemplated in clause 8.6.

8.8	The Commissioner may, at any time after delivery of the report and estimates referred to in clause 8.6, request the Company to supply such further particulars relating to such report as he deems necessary and the Company shall comply in writing with such request within [***] from the date of delivery of such request.

8.9	The Commissioner and the Company shall, within [***] of the delivery of the report and estimates referred to in clause 8.6 or such longer period as the Commissioner on good cause shown may allow, discuss the report and estimates to determine whether the Discovery is of commercial interest.

8.10	If the Company decides that the Discovery is not of present commercial interest and the Commissioner does not agree with such determination, the Commissioner may cause an independent evaluation of the Discovery to be carried out. If the independent evaluation establishes that the Discovery is of commercial interest, the provisions of clause 8.11 shall apply.

8.11	If the conclusion of the evaluation referred to in clause 8.10 is that the Discovery is of commercial interest the Minister may, subject to the terms of clause 8.12, by notice in writing addressed and delivered to the Company, direct that with effect from a date specified in such notice the Licence in question shall cease to be of any force and effect in relation to the Discovery Block in question and any adjoining Land required for purposes of obtaining access to that Block.

8.12	The Minister shall not exercise his powers under clause 8.11, unless he-

(a)	has submitted the evaluation referred to in clause 8.10 to the Company for consideration and afforded the Company a period of [***] from the date of delivery of the said evaluation to review its position regarding the commercial interest of the Discovery and to notify the Minister in writing of its intention to develop the Discovery and the Company has failed or refused to so notify the Minister or has notified the Minister that it does not intend to develop the Discovery;

(b)	has by notice in writing addressed and delivered to the Company informed the Company of his intention to exercise such powers;

(c)	has requested the Company to make representations to the Minister in relation to the matter on or before a date specified in such notice;

(d)	is, having regard to information available to him and after having considered any representations made to him by virtue of the notice referred to in paragraph (a), satisfied that the Discovery is of commercial interest.

8.13	In the event of the Company notifying the Minister of its intention to develop the Discovery as contemplated in paragraph (a) of clause 8.12, the Company shall reimburse the Government the cost of the independent evaluation referred to in clause 8.10.

8.14	If the Minister has given a direction to the Company that the Company’s Exploration Licence shall cease to be of any force and effect in relation to the Discovery Block in question and any adjoining Land required for purposes of obtaining access to that Block in terms of clause 8.11, the Company may apply to the Minister to reinstate the rights it previously had in respect of the relevant area: Provided that-

(a)	the rights so reinstated shall not subsist beyond the date on which they would have expired, if the Minister had not made the direction under the said clause 8.11;

(b)	no such rights shall be exercised by the Company if the Minister has, subsequent to the said direction, granted any rights to any other person in relation to the area in question which are inconsistent with the rights so reinstated by the Minister;

(c)	the Company pays to the Government an amount equal to-

[***]

8.15	Notwithstanding the other provisions of this clause 8, if after having carried out an appraisal programme pursuant to section 39 (2) of the Petroleum Act, that a Discovery of Crude Oil is not of present commercial interest but may become of commercial interest then, if the Commissioner agrees with such determination, the Minister hereby agrees to allow the Company to retain the Discovery Block for the duration of the Company’s Exploration Licence and any renewal thereof, provided that:

(a)	The determination of potential commerciality shall be based on relevant economic criteria, including but not limited to, potential Crude Oil production rates, Crude Oil prices, development costs, operating costs as well as any other relevant criteria;

(b)	The Company shall reassess the commerciality of the Discovery [***] after the Discovery has been notified to the Commissioner and thereafter every [***], based on the same economic criteria as set forth in (a) above;

(c)	The Company shall within [***] after the completion of each reassessment inform the Minister whether it determines the Discovery still to be of potential commercial interest. A copy of any reassessment study shall be given to the Commissioner;

(d)	If as a result of the Company’s reassessment under clause 8.15(b) the Company determines that the Discovery has become of commercial interest the provisions of clause 8.2 to 8.14 shall apply;

(e)	If as a result of the Company’s reassessment under clause 18.5(b) the Company determines that the Discovery remains only of potential commercial interest, but the Commissioner considers that it is of present commercial interest, the provisions of clause 8.10 shall apply; and

(f)	If as a result of the Company’s reassessment under clause 8.15(b), the Company determines that the Discovery is no longer of potential commercial interest, the Minister may require the Company to relinquish the Discovery Block.

Clause 9

Application for Production Licence

9.1	If the Company intends to apply for a Production Licence in respect of the Discovery Block in question as contemplated in section 43(1) of the Petroleum Act, the Company shall arrange a meeting with the Commissioner to identify, after having had due regard to all the relevant particulars, the Discovery Block or Blocks to which such licence should relate.

9.2	Where a part of a Petroleum Reservoir in respect of which the Company intends to make an application for a Production Licence is contained in a Block or Blocks outside the Licence Area, such Block or Blocks may be included at the Minister’s discretion in the area in relation to which application for a Production Licence is made, provided that such Block or Blocks are not subject to an Exploration or Production Licence granted to any other person.

9.3	The Company shall, in making an application for a Production Licence as contemplated in section 43(1) of the Petroleum Act, comply with the provisions of section 46(2) of the Petroleum Act and any other provisions relating to such applications.

9.4	The proposed programme of Production Operations and processing of Petroleum referred to in section 46(2)(i) of the Petroleum Act shall-

(a)	relate exclusively to the Block or Blocks within the area to which the Licence relates and which, on a reasonable interpretation of the available particulars, contain a Petroleum Reservoir or part thereof;

(b)	be designed to ensure the most efficient, beneficial and timely use of the Petroleum resources in the area to which the Production Licence relates; and

(c)	be compiled in accordance with sound engineering, economic, safety and environmental principles recognized in the international petroleum industry.

9.5	The Minister shall, subject to the provisions of section 47 of the Petroleum Act and after approval of the Development Plan, within [***] after delivery of the application for a Production Licence referred to in clause 9.3, grant such application and issue such licence for a period of [***].

9.6	If, within a period of [***] after submission of the Development Plan, the Minister has failed or refused to approve such Development Plan, the Minister shall arrange a meeting with the Company to be held within a period of [***] after the expiry of the aforesaid period.

9.7	If the Minister and the Company are unable to agree at the meeting referred to in clause 9.6 on whether such Development Plan meets the requirements set forth in clause 9.4, the Minister or the Company may request the appointment of the expert contemplated in clause 29.6, if necessary, and submit the dispute for determination.

9.8	In the event of the expert referred to in clause 9.7 determining that such Development Plan does not meet the requirements of clause 9.4, the said expert shall determine which modifications to such Development Plan are necessary to comply with the requirements of clause 9.4 and the Company shall modify such Development Plan accordingly.

9.9	The decision of the expert referred to in clause 9.8 shall be final and binding on the Minister and the Company, provided that in the event of the Company being dissatisfied with the decision of the said expert, it may, within [***] after the date on which the decision was conveyed to it, notify the Minister that it withdraws the application for a Production Licence referred to in clause 9.3, in which event such notice shall be deemed to be a report by the Company contemplated in section 39(1) of the Petroleum Act.

Clause 10

Sole risk

10.1	Subject to the terms of clause 10.5, the Minister may during any Exploration Period require the Company by notice in writing-

(a)	to test any additional horizons within the agreed Well depth; or

(b)	to penetrate and test any horizons deeper than such depth; or

(c)	to continue drilling and test any such additional horizons.

10.2	A notice referred to in clause 10.1 shall be given as early as possible prior to or during the drilling of the Well, but in any case not after the Company has notified the Minister of the detailed completion or abandonment plan for the Well. Upon receipt of such notice the Company shall, subject to the terms of clause 10.5, cause such tests, penetration and drilling to be carried out at the sole cost and risk of the Government. At any time before such tests, penetration or drilling is carried out the Company may elect to include such tests, penetration or drilling in its Exploration Operations.

10.3	Subject to the terms of clause 10.5, the Minister may-

(a)	during any Exploration Period recommend that the Company include certain Exploration Wells in its exploration work programme;

(b)	if any dispute arises in relation to any recommendation made in terms of paragraph (a), require by at least [***] notice in writing to the Company, which notice shall contain the proposed location of the Well, the geological objective and other details of the Well to be drilled and the schedule of financing, the Company to drill within the Exploration Area and at the sole cost and risk of the Government, a maximum of two such Exploration Wells per Calendar Year, provided that suitable rigs are available for use in the Exploration Area, and such operations will not unreasonably interfere with Petroleum Operations required to be carried out under this agreement. The Company may, at any time before such Exploration Wells are drilled, elect to include such Exploration Wells in its Exploration Operations.

10.4	If a Discovery is made in consequence of any activities carried out in terms of clauses 10.1 and 10.3 the Minister may cause at the sole cost, risk and benefit of the Government the Discovery to be appraised and any Petroleum discovered to be developed and produced. The Company may before such appraisal, development or production, as the case may be, inform the Minister by notice in writing that it wishes to take over such appraisal or development under the terms of its Licence. In such event the Company shall pay to the Government

(a)	within [***] from the date of dispatch of its notice to the Minister, an amount equivalent to the expenditures incurred by the Minister in connection with such appraisal, development or production; and

(b)	if the Company so informs the Minister before such appraisal commences, an additional amount equal to [***] of the expenditure referred to in paragraph (a) or, if the Company so informs the Minister after such appraisal has commenced, but before such development commences, an additional amount equal to [***] of the expenditure referred to in paragraph (a), which expenditure and additional amount shall not be allowable as a deduction under the Taxation Act.

10.5	The Company shall by virtue of a notice given in terms of clauses 10.1, 10.3 and 10.4 not be required-

(a)	to test any additional horizons or to penetrate and test any deeper horizons or to drill any additional Exploration Wells if, employing Good Oilfield Practices, such operations are not technically feasible and cannot be conducted in a safe and prudent manner or such operations will have a detrimental effect on the proper performance of the Company’s work programme;

(b)	to penetrate and test horizons deeper than the agreed Well depth, if the Well in question has encountered productive horizons;

(c)	to drill Exploration Wells in a Petroleum Field or a Production Area or a Discovery Block retained pursuant to clause 16.12;

(d)	to carry out any operations referred to in such notice during any Calendar Month, unless the Government advances, subject to such conditions of accounting as the Minister may determine, before the commencement of such Calendar Month, to the Company an amount to finance the expenditure to be incurred in connection therewith.

10.6	The Minister shall not engage any third party to carry out any activities contemplated in clause 10.4, unless he has first offered by notice in writing the Company the right to carry out such activities on the Government’s behalf, on the same terms agreed to by such third party and the Company has refused the offer or has failed to accept such offer within a period of [***] as from the date on which the offer was made and unless such activities will not interfere with Petroleum Operations to be carried out pursuant to this Agreement.

Clause 11

Environmental protection

11.1	The Minister and the Company concede that Petroleum Operations will cause some impact on the environment in the Licence Area.

11.2	The Company shall-

(a)	conduct its Petroleum Operations in a manner likely to conserve the natural resources of Namibia and protect the environment;

(b)	employ the best available techniques in accordance with Good Oilfield Practices for the prevention of Environmental Damage to which its Petroleum Operations might contribute and for the minimization of the effect of such operations on adjoining or neighboring Lands; and

(c)	implement the proposals contained in its Development Plan regarding the prevention of pollution, the treatment of wastes, the safeguarding of natural resources and the progressive reclamation and rehabilitation of Lands disturbed by Petroleum Operations.

11.3	The Company undertakes for purposes of this Agreement to take all reasonable, necessary and adequate steps in accordance with Good Oilfield Practices to minimize Environmental Damage to the Licence Area and adjoining or neighboring Lands.

11.4	If the Company fails to comply with the terms of clause 11.3 or contravenes any law on the prevention of Environmental Damage and such failure or contravention results in any Environmental Damage, the Company shall take all necessary and reasonable measures to remedy such failure or contravention and the effects thereof.

11.5	If the Minister has reason to believe that any works or installations erected by the Company or any operations carried out by the Company are endangering or may endanger persons or any property of any other person or is causing pollution or is harming wildlife or the environment to a degree which the Minister deems unacceptable, the Minister may require the Company to take reasonable remedial measures within such reasonable period as may be determined by the Minister and to take reasonable and appropriate steps to repair any damage to the environment. If the Minister deems it necessary, he may require the Company to discontinue Petroleum Operations in whole or in part until the Company has taken such remedial measures or has repaired any damage.

11.6	The measures and methods to be used by the Company for purposes of complying with the terms of clause 11.3 shall be determined in timely consultation with the Minister upon the commencement of Petroleum Operations or whenever there is a significant change in the scope or method of carrying out Petroleum Operations, and the Company shall take into account the international standards applicable in similar circumstances and the relevant environmental impact assessment studies carried out in accordance with clause

11.7.	The Company shall notify the Minister in writing of the nature of the measures and methods finally determined by the Company and shall cause such measures and methods to be reviewed from time to time in view of prevailing circumstances.

11.7	The Company shall cause a person or persons, approved by the Minister on account of their special knowledge of environmental matters, to carry out two environmental impact assessment studies, in order

(a)	to determine the prevailing situation relating to the environment, human beings, wildlife or marine life in the Licence Area and in the adjoining or neighboring areas at the time of the studies; and (b) to establish what the effect will be on the environment, human beings, wildlife or marine life in the Licence Area in consequence of the Petroleum Operations to be made under this Agreement, and to submit for consideration by the Parties measures and methods contemplated in clause

11.6	for minimizing Environmental Damage and carrying out Site Restoration in the Licence Area.

11.8	The first of the two studies referred to in clause 11.7 shall be carried out in two parts. The first part of the first study shall be a baseline study of existing information on the environment, human beings, wildlife or marine life in the Licence Area. The company shall conclude such baseline study prior to undertaking any fieldwork for a seismographic survey. The second part of the first study shall be an environmental impact assessment study of the effects of drilling on the environment. This environmental impact assessment study is to be concluded sufficiently in advance of the commencement of drilling to enable the results of this environmental impact assessment study to be taken into account in preparing all relevant drilling management, waste management and contingency plans relating to the exploration drilling stage. A minimum of 12 copies of the reports on the baseline and environmental impact assessment studies shall be submitted to the Government.

11.9	The second of the two studies referred to in clause 11.7 shall be an environmental impact assessment study of the effects of production on the environment and shall be concluded sufficiently in advance of the commencement of Production Operations to enable the results of this environmental impact assessment study to be taken into account in preparing all relevant production management, waste management and contingency plans relating to Production Operations and shall be submitted by the Company as part of its Development Plan. A minimum of 12 copies of the report on the environmental impact assessment study shall be submitted to the Government.

11.10	The studies mentioned in clause 11.7 shall contain proposed environmental guidelines to be followed in order to minimize Environmental Damage and shall include, but not be limited to-

(a)	access cutting;

(b)	clearing and timber salvage;

(c)	wildlife and habitat protection;

(d)	marine resource protection;

(e)	fuel storage and handling;

(f)	use of explosives;

(g)	camps and staging areas;

(h)	liquid and solid waste disposal;

(i)	cultural and archaeological sites;

(j)	selection of drilling sites;

(k)	terrain stabilization;

(l)	protection of freshwater horizons;

(m)	blowout prevention plan;

(n)	combating oil spills;

(o)	flaring during completion and testing of gas and oil wells;

(p)	Well abandonment;

(q)	rig dismantling and site completion;

(r)	reclamation for abandonment; and

(s)	noise control.

11.11	The Company shall ensure-

(a)	that Petroleum Operations are carried out in an environmentally acceptable and safe manner consistent with Good Oilfield Practices and that such operations are properly monitored;

(b)	that the pertinent completed environmental impact assessment studies are made available to its employees and to its contractors to develop adequate and proper awareness of the measures and methods of environmental protection to be used in carrying out its Petroleum Operations; and

(c)	that any agreement entered into between the Company and its contractors relating to its Petroleum Operations shall include the terms set out in this Agreement and any established measures and methods for the implementation of the Company’s obligations in relation to the environment under this Agreement.

11.12	The Company shall, before carrying out any drilling, prepare and submit for review by the Minister an oil spill and fire contingency plan designed to achieve rapid and effective emergency response in the event of an oil spill or fire.

11.13	In the event of-

(a)	an emergency or accident arising from Petroleum Operations affecting the environment, the Company shall forthwith notify the Minister accordingly;

(b)	any fire or oil spill, the Company shall promptly implement the relevant contingency plan;

(c)	any other emergency or accident arising from the Petroleum Operations affecting the environment, the Company shall take such action as may be prudent and necessary in accordance with Good Oilfield Practices in such circumstances.

11.14	If the Company fails to comply with any terms contained in clause 11 within a period determined by the Minister under any such term, the Minister may, after giving the Company reasonable notice, take any action which may be necessary to ensure compliance with such term, and recover, immediately after having taken such action, all expenditure incurred in connection with such action from the Company together with such interest as may be determined in accordance with paragraph 6.2 of Annexure 4 to this Agreement.

11.15	If the Company or the operator for the Company has already completed and submitted to the Government reports on the studies referred to in clause 11.8 for a previous Exploration Licence held in Namibia in the [***] period preceding the application for this Exploration Licence and those studies either

(a)	are sufficiently broad ranging to encompass clearly the present Licence Area, or

(b)	do not encompass the present Licence Area but a baseline study and environmental impact assessment study have been submitted by the holder of an Exploration Licence covering an area near the present Licence Area the Company may in a case falling within (a) above, submit the reports on the studies for such previous Licence in fulfillment of the requirements of clauses 11.7 and 11.8 relating to exploration drilling and, in a case falling within (b) above submit such environmental impact assessment submitted by the said holder of an Exploration Licence, with any modifications which the Company wishes to make; provided that:

(i)	In response to a written request from the Company, the Minister approves in writing the course of action selected from (a) or (b) above;

(ii)	In response to a written request from the Company directed through the Ministry of Mines and Energy, The Ministry of Fisheries and Marine Resources, the Ministry of Environment and Tourism, the Ministry of Works, Transport and Communication and the Ministry of Health and Social Services also approve in writing the course of action selected from (a) or (b) above;

(iii)	The company that carried out the baseline study and environmental impact assessment study which are to be submitted in terms of (b) above agrees to this course of action;

(iv)	The baseline study and the environmental impact assessment study submitted in terms of (b) above encompass the present Licence Area;

(v)	Fluids, muds and chemicals to be used during drilling are the same as those used in the Exploration Licence covered by the environmental impact assessment study submitted;

(vi)	Oil spill drift simulation studies and any other special studies relevant to an environmental impact assessment of the effect of drilling on the environment in the present Licence Area as may be required by the Minister are carried out and the results thereof together with plans for mitigating actions be submitted in the form of reports to the Government. A minimum of 12 copies of these reports are to be submitted;

(vii)	The results of the resubmitted environmental impact assessment study as well as the studies conducted under (v) above are taken into account in preparing all relevant drilling management, waste management and contingency plans relating to the exploration drilling stage;

(viii)	An amount equal to half the average cost of the three most recent baseline and environmental impact assessment studies complying with the requirements of the first of the studies in clause 11.7 for offshore oil exploration in Namibia or such other amount as may be agreed between the Parties is paid to the National Petroleum Corporation of Namibia (NAMCOR E&P). This money shall be used by NAMCOR E&P in accordance with the principles laid out in Annexure 7 in order to collect offshore environmental data relevant to oil exploration and production in Namibia. Projects to be undertaken by NAMCOR E&P in this connection shall be decided upon in consultation with the oil exploration companies operating in Namibia and with the Ministries of Fisheries and Marine Resources and the Environment and Tourism.

11.16	The Company shall on the expiration or termination of this Agreement or on relinquishment of part of the Licence Area-

(a)	subject to clause 17, remove or otherwise deal with, as directed by the Minister in consultation with the Minister or Ministers responsible for environment, fisheries and finance, all equipment and installations from such Licence Area or relinquished area to the extent and in the manner agreed with the Minister in terms of the Decommissioning Plan approved by the Minister pursuant to s.68A(2) of the Petroleum Act;

(b)	subject to clause 17, remove, or otherwise deal with, as directed by the Minister in consultation with the Minister or Ministers responsible for environment, fisheries and finance, all installations, equipment, pipelines and other facilities erected or used outside the Licence Area for the petroleum operations; and

(c)	perform all necessary Site Restoration activities in accordance with Good Oilfield Practices and shall take all other action necessary to prevent hazards to human life or to the property of others or the environment.

11.17	The Company shall on the date referred to in s.68B(1) of the Petroleum Act establish a Trust Fund in accordance with the provisions of s.68(B) of the said Act for the purpose of decommissioning facilities on cessation of production operations.

Clause 12

Work practices and carrying out of operations

12.1	The Company shall conduct Petroleum Operations in the Licence Area

(a)	subject to the provisions of the Petroleum Act;

(b)	in accordance with Good Oilfield Practices;

(c)	diligently, expeditiously, efficiently and in a proper, safe and workmanlike manner;

(d)	in accordance with work programmes reviewed or approved in terms of the Petroleum Act and this Agreement.

12.2	The Company shall ensure that all equipment, materials, supplies, plant and installations used by the Company, its contractors and subcontractors comply with generally accepted standards in the international petroleum industry and are of proper construction and kept in good working order.

12.3	The Company shall, within [***] after the date on which this Agreement was signed, appoint

(a)	a General Manager to manage the Petroleum Operations in the Licence Area and who shall be authorised to take such steps as may be necessary in accordance with the provisions of the Act and the terms and conditions of this Agreement to carry out the Petroleum Operations on behalf of the Company; and

(b)	a Deputy General Manager to manage such operations in the absence of the General Manager, who shall be resident in Namibia, and shall be technically competent and sufficiently experienced to manage such operations.

12.4	The Company shall, within [***] after the appointment of the General Manager or Deputy General Manager referred to in clause 12.3, notify the Commissioner in writing of their identity and respective addresses.

12.5	Where the Company consists of more than one Company-

(a)	all the terms and obligations of this Agreement shall apply to each one of such companies jointly and severally;

(b)	Elephant Oil LTD shall be deemed to be the operator and Company who shall carry on the Petroleum Operations of the Company under this Agreement, unless the Commissioner pursuant to an application in writing addressed and delivered to him approves a change of operator, in which event the other operator so approved of shall be deemed to be the operator from the date of such approval;

(c)	any operating or other agreement relating to the Petroleum Operations entered into by or between such companies shall be consistent with the provisions of this Agreement and shall be in writing and a copy of each such agreement shall be submitted to the Commissioner not later than [***] after the date of signature thereof.

12.6	All individual services to be performed or materials and equipment to be purchased for or in connection with the Petroleum Operations which cost in excess of [***] shall be contracted for by the Company only after competitive quotations have been called for and on the basis thereof.

12.7	The Company shall ensure adequate compensation for injury to persons or damage to property caused by its Petroleum Operations under this Agreement.

Clause 13

Royalty and annual charges

13.1	Subject to the provisions of the Petroleum Act, the Company shall pay

(a)	Quarterly on or before the last day of each Calendar Month following each Quarter, for the benefit of the State Revenue Fund, a royalty of [***] on the market value of Petroleum Produced and Saved in the Production Area during each Quarter, determined-

(i)	in the case of Crude Oil, in accordance with the terms of clause 15; and

(ii)	in the case of Natural Gas, in accordance with the terms of clause 16.7;

(b)	on the date of the issue of the Exploration Licence or Production Licence, and thereafter annually on or before the last day of the Calendar Month during which every period of [***] of the currency of such Licence expires, for the benefit of the State Revenue Fund, an annual charge, equal to the figure expressed in Namibian Dollars, calculated by multiplying the number of square kilometers included in the Block or Blocks to which the Licence relates

(i)	in the case of an Exploration Licence

[***]

(ii)	in the case of a Production Licence, by [***].

13.2	The Company shall, no later than [***] after the end of each Quarter, submit to the Minister and to the Permanent Secretary: Finance in such form as may be specified by the Minister, a statement containing particulars of-

(a)	the quantity of Crude Oil and Natural Gas Produced and Saved from each Production Area during such Quarter;

(b)	the market value F.O.B. Namibia of the Crude Oil and the market value of the Natural Gas on which royalty is payable;

(c)	the amount of royalty payable for that Quarter;

(d)	the calculation of such amount; and

(e)	any other matters which the Minister or the Permanent Secretary: Finance may from time to time require.

Clause 14

Taxation

14.1	The Company shall pay annually, for the benefit of the State Revenue Fund, a petroleum income tax referred to in section 5 of the Taxation Act and an additional profits tax referred to in section 19 of that Act to be determined in accordance with the provisions of that Act and the terms of clause 14.2 and clause 14.3 of this Agreement.

14.2	[***]

14.3	[***]

14.4	Subject to the terms of clauses 13 and 14.1, the provisions of the Taxation Act and the provisions of sections 11 and 15 of the Petroleum Act, no other tax, duty, fee or levy shall be imposed on the Company or its Affiliates in respect of income derived from Petroleum Operations in terms of this Agreement or in respect of any property held, money received, or thing done for any purpose authorized or contemplated in terms of this Agreement other than

(a)	customs duties prescribed from time to time in or under the Customs and Excise Act, 1988 (Act 91 of 1988) to the extent applicable;

(b)	general sales tax prescribed from time to time in or under the Value Added Tax Act, 2000 (Act 10 of 2000) to the extent applicable;

(c)	taxes, duties, fees or levies for specific services rendered on request or to the public or commercial enterprises generally;

(d)	rates, taxes or levies, not in excess of those generally applicable in Namibia, payable to any municipality or other local government in terms of or under the relevant legislation; and

(d)	stamp duties, transfer fees and licence fees, not in excess of those generally applicable in Namibia, payable to the Government or any body established by or under any law.

Clause 14A

NAMCOR E&P Participation

[***]

NIIKELA Participation

[***]

Clause 15

Valuation of Namibian Crude Oil

15.1	The Parties hereby agree that Namibian Crude Oil Produced and Saved from the Licence Area shall be sold or otherwise disposed of at competitive international market prices.

15.2	The market value of Namibian Crude Oil sold or otherwise disposed of in any Quarter shall, for the purposes of this Agreement and section 7(5) of the Taxation Act, be determined as follows:-

(a)	No later than [***] after the end of each Quarter in which Crude Oil has been Produced and Saved from any Production Area, an average price (expressed in United States Dollars per Barrel, adjusted to the Company’s actual loading points for export from Namibia) for each separate volume of Crude Oil of the same gravity, sulphur and metal content, pour point, product yield and other relevant characteristics (“quality”) shall be determined in respect of production during that Quarter. It is understood that production from different Production Areas may be of differing quality and that separate average prices may accordingly be appropriate for any Quarter in respect of production from each Production Area, in which event the overall price applicable to production from the Licence Area shall be determined by taking the arithmetic weighted average (weighted by volume) of all such prices separately determined.

(b)	The prices aforesaid shall be determined on the basis of international fair market value as follows-

(i)	[***]

(ii)	[***]

(iii)	All prices aforesaid shall be adjusted to the Company’s actual loading point for export from Namibia.

(iv)	For purposes of this clause 15 third party sales of Namibian Crude Oil made by the Company shall exclude

(a)	sales, whether direct or indirect through brokers or otherwise, of any seller to any Affiliate of such seller;

(b)	crude oil exchanges, barter deals or restricted or distress transactions and generally any crude oil transaction which is motivated in whole or in part by considerations other than the usual economic incentives for commercial arms length crude oil sales; and

(c)	government to government sales.

(c)	In the event of-

(i)	[***]

15.4	The Company shall-

(a)	be responsible for establishing the relevant average prices for Namibian Crude Oil in accordance with this clause 15 and such prices shall be subject to agreement by the Minister before they shall be deemed to have been finally determined;

(b)	provide the Minister with all relevant information in order that he can satisfy himself that the average price determined by the Company is fair. If the Parties fail to agree on the average price for any Quarter within [***] following the end of such Quarter the calculation of the relevant average price shall be referred to a sole expert appointed in terms of clause 29.6 for determination in accordance with this clause 15 whose determination shall be final and binding, and until such determination the last applied price shall be used.

15.5	During the first Calendar Year in which Crude Oil or Crude Oil as well as Natural Gas are Produced and Saved from the Licence Area and delivered under a Development Plan, the Parties shall meet in order to establish a provisional selection of the major competitive crude oils and an appropriate mechanism for the purposes of giving effect to paragraph (b)(ii) of clause 15.2. The selection of crude oils will be reviewed annually and modified if necessary.

15.6	In the event of any dispute between the Company and the Minister concerning the selection of the crude oils or generally about the manner in which the prices are determined according to the terms of this clause 15 any matter in dispute shall finally be resolved by a sole expert appointed in terms of clause 29.6.

Clause 16

Natural gas

16.1	Notwithstanding the provisions of clause 8 of this Agreement, the following provisions shall apply to any Discovery of Natural Gas within the Licence Area.

16.2	(a)	If in the course of its Exploration Operations the Company makes a Discovery of Non-Associated Natural Gas, it shall promptly inform the Minister by notice in writing of the Discovery. The Minister and the Company shall meet as soon as possible thereafter to discuss the commercial potential of such Discovery, including but not limited to, the terms and conditions on which such Gas might be developed, produced, processed and sold.

(b)	If as a result of the discussions and evaluation of test results the Company determines that the Discovery is of potential commercial interest, then the Company shall promptly undertake a market feasibility study, which shall be based on relevant economic criteria, including but not limited to, potential gas markets, gas prices, long-term gas contracts, capital costs, operating costs as well as any other relevant criteria. In connection with such study the Company shall use its best efforts to locate all potential commercial markets for such Gas. Upon completion of the study the Company shall inform the Commissioner of the results thereof and furnish him with a copy of the study within [***] of the said completion.

(c)	Subject to the other provisions of this clause 16, the Minister hereby agrees to allow the Company to retain a Discovery Block of potential commercial interest for the duration of the Exploration Licence and any renewals thereof.

(d)	At any time after completion of the market feasibility study the Company may determine that an appraisal programme for the Discovery is warranted. In such case the Company shall propose for approval an appraisal programme to the Commissioner within a reasonable period of time thereafter, which shall not exceed [***], unless the Commissioner on good cause shown by the Company, allows a further period. If the Company and the Commissioner cannot agree on the appraisal programme, clause 5.9 shall apply mutatis mutandis. Within [***] of receiving approval from the Commissioner the Company shall proceed to carry out such appraisal programme in accordance with Good Oilfield Practices.

(e)	If based on the market feasibility study the Company determines that an appraisal programme is not warranted the Company shall promptly inform the Commissioner of such determination. Such notice to the Commissioner shall be regarded as an application to the Minister, pursuant to section 39(3) of the Petroleum Act, for an exemption from the provisions of section 39(2) of the Act. If the Commissioner disagrees with such determination the Commissioner may cause an independent evaluation to be carried out. Such evaluation shall determine whether an appraisal programme is warranted. If the evaluation determines that appraisal of the Discovery is warranted then the Commissioner shall promptly notify the Company of such determination. Such notification shall be regarded as a decision by the Minister not to grant the Company exemption under section 39(3) of the Petroleum Act. The Company shall have [***] from the date of receipt of such notification to decide whether to proceed with an appraisal programme in accordance with the provisions of clause 16.2(d). If the Company decides not to proceed with such appraisal programme the provisions of clause 8.11 shall apply mutatis mutandis. If the Commissioner does not decide within [***] of the notification by the Company to cause an independent evaluation to be carried out, the Minister hereby agrees pursuant to section 39(3) of the Petroleum Act to grant the Company an exemption, subject to the terms of clause 16.3, from the provisions of section 39(2) of the said Act.

16.3	The Company shall reassess the commerciality of the Discovery [***] after the Discovery and thereafter every [***], based on the same economic criteria as set forth in clause 16.2(b). The Company shall within [***] after the completion of each re-assessment inform the Minister whether it determines the Discovery still to be of potential commercial interest. A copy of any reassessment study shall be given to the Commissioner. If as a result of the Company’s reassessment under clause 16.3 the Company determines that an appraisal programme for the Discovery is warranted the Company shall propose an appraisal programme in accordance with the provisions of clause 16.2(d).

16.4	If as a result of any reassessment in accordance with clause 16.3, the Company determines that an appraisal programme is not warranted the Company shall promptly inform the Commissioner of such determination. If the Commissioner does not agree with such determination, the Commissioner may cause an independent evaluation to be carried out. The provisions of clause 16.2(e) regarding such evaluation and appraisal shall apply mutatis mutandis.

16.5	If as a result of the Company’s market feasibility study under clause 16.2(b), reassessment under clause 16.3 or appraisal programme conducted pursuant to clause 16.2(d), the Company determines that the Discovery is not of potential commercial interest the provisions of clause 8.11 shall apply mutatis mutandis.

16.6	If having carried out an appraisal programme pursuant to clause 16.2(d), the Company determines that the Discovery is not of present commercial interest but may become of commercial interest then, if the Commissioner agrees with such determination, the Minister hereby agrees to allow the Company to retain the Discovery Block for the duration of the Company’s Exploration Licence and any renewal thereof. If the Commissioner does not agree with such determination, the Commissioner may cause an independent evaluation to be carried out. Such evaluation shall determine whether the Discovery is of commercial interest. If the evaluation determines that the Discovery is of commercial interest then the provisions of clause 8.11 shall apply mutatis mutandis.

16.7	For purposes of clause 16.2(a) the Company and the Minister shall undertake to negotiate in good faith in order to reach an agreement on a method of valuing such gas for purposes of royalty payable in terms of section 62 of the Petroleum Act and of tax payable in terms of the Taxation Act.

16.8	The Company shall have the right to use Natural Gas for Petroleum Operations, including, but not limited to, pressure maintenance in the oilfields in the Licence Area.

16.9	Subject to the terms of clauses 16.8, 16.10 and 16.11, the Minister shall be entitled to take at the downstream flange of the separator on the production platform or, if no such separator exists, at a point of delivery mutually agreed upon at the collecting and inlet system, and utilise without any payment to the Company any Associated Natural Gas which is in excess of the quantity of Natural Gas required for Petroleum Operations. The cost of taking and utilizing such Associated Natural Gas by the Minister shall be borne solely by the Government.

16.10	Subject to clause 16.11, and to the Company’s requirements regarding such short term flaring as may be necessary for testing or other operational reasons, Associated Natural Gas produced from the Licence Area shall be re-injected in accordance with Good Oilfield Practices. Such Associated Natural Gas which cannot for technical reasons be re-injected may be flared only with approval in writing of the Minister previously obtained in every particular case, which approval shall not be unreasonably withheld.

16.11	If there are reasonable grounds for believing that Natural Gas associated with Crude Oil is in such quantities as to enable its commercial exploitation without detriment to the efficient and effective recovery of Crude Oil from the Petroleum Reservoir, the Company shall promptly inform the Minister by written notice of the existence of such grounds and shall undertake a market feasibility study to determine the commercial viability of such exploitation. If such study reveals that exploitation may be commercially viable the Minister and the Company shall meet as soon as possible after completion of such study to decide whether in view of the available data the development, production, processing and sale of such Gas by the Company is possible and, if so, on what terms and conditions such Gas may be processed and sold. For such purposes the provisions of clause 16.7 shall apply mutatis mutandis.

16.12	For the avoidance of doubt, notwithstanding the provisions of clause 7.1, the Company shall not be obliged to relinquish the Discovery Block retained by the Company pursuant to the provisions of this clause 16 for so long as it holds an Exploration Licence hereunder.

Clause 17

Insurance and assets

17.1	Except to the extent insurance covering the same risk is provided by its contractors or subcontractors, the Company shall effect and, at all times during the term of this Agreement, obtain and maintain for and in relation to Petroleum Operations insurance covering the following –

(a)	loss or damage to any or all of its assets being used in connection with Petroleum Operations;

(b)	loss or damage for which the Company may be liable caused by pollution in the course of or as a result of Petroleum Operations;

(c)	loss of property or damage suffered or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Company may be liable;

(d)	any claim for which the Government may be liable relating to the loss of property or damage suffered or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations in so far as the Company is liable to indemnify the Government;

(e)	the cost of removing wrecks and cleaning up operations pursuant to an accident in the course of or as a result of Petroleum Operations;

(f)	the Company’s liability to its employees engaged in its Petroleum Operations;

(f)	any other risk of whatever nature as is customary to insure against in the international petroleum industry in accordance with Good Oilfield Practices.

17.2	The Company shall require its contractors to obtain and maintain insurance against the risks referred to in paragraphs (a) to (g) of clause 17.1 relating mutatis mutandis to such contractors.

17.3	The amount insured against, the type of insurance referred to in clause 17.1 and clause 17.2 and the terms of such insurance shall be determined in accordance with Good Oilfield Practices.

17.4	The Company shall not within [***] before the end of the term of this Agreement remove from the Licence Area or sell any Immovable Assets without the approval in writing of the Minister previously obtained in every particular case.

17.5	Subject to any right the Company may have to occupy any Land in terms of any other petroleum agreement and the terms of this clause, the Company shall at the end of the term of this Agreement or on the date of any earlier termination thereof or the earlier relinquishment or surrender of the Licence Area or any part thereof, if by notice in writing requested to do so by the Minister, deliver to the Government any plant, pipelines, pumps, machinery of an immovable nature and any other Immovable Assets owned and used by the Company in or in connection with the Licence Area.

17.6	The Company shall, if so requested by the Minister by notice in writing, sell to the Minister at a price determined by mutual agreement, any moveable assets of the Company used in or in connection with the Licence Area. In determining the aforesaid price due regard shall be had to

(a)	the condition of the asset concerned;

(b)	the deductions already allowed under the Taxation Act to the Company at the time of such determination.

17.7	The terms of clause 17.6 shall not apply to any assets which are required by the Company for use by the Company in respect of Petroleum Operations in terms of any other Exploration or Production Licence.

17.8	If the Minister decides to make the request referred to in clause 17.5 or 17.6, he shall give notice referred to in clauses 17.5 and 17.6 to the Company

(a)	in the event of this Agreement being terminated by an effluxion of time, not less than [***] before such termination; or

(b)	in the event of this Agreement being terminated before such effluxion or any earlier relinquishment or surrender of the Licence Area or any part thereof, not later than [***] from the date of such termination, relinquishment or surrender, as the case may be.

Clause 18

Measurement of petroleum

18.1	The Company shall measure or weigh all Petroleum Produced and Saved from each Licence Area by a method or methods customarily used in Good Oilfield Practices and from time to time approved by the Minister.

18.2	The Company shall not make any alteration in the method or methods of measurement or weighing used by it or any appliances used for that purpose without the consent in writing of the Minister, and the Minister may in any case require that no alteration shall be made save in the presence of a person authorized by the Minister.

18.3	The Minister may from time to time direct that any weighing or measuring appliance be tested or examined in such manner on such occasions or at such intervals and by such means as may be specified in such direction.

Clause 19

Accounts and audits

19.1	The Company shall be responsible for maintaining at an address within Namibia accounting records of all expenditure and receipts of its Petroleum Operations under the Agreement in accordance with the accounting procedure set out in Annexure 4 to this Agreement.

19.2	The Minister shall have the right to appoint from time to time an auditor who shall have the right to audit for purposes of the application of the Taxation Act or any other law and this Agreement the books and accounts of the Company in respect of any year (not being a year, except in exceptional circumstances, which ended more than [***] before the year in which the audit is to be carried out).

19.3	An auditor referred to in clause 19.2 shall have the right to audit the Company’s records in accordance with the terms of the said Annexure 4.

19.4	For purposes of any audit referred to in the said clause 19.2, the Company shall make available to the auditor all such books, records, accounts and other documents and information as may be reasonably required from the Company by him.

19.5	Nothing in this clause contained shall be construed as prohibiting or limiting the Minister or any officer in the public service to audit or cause to be audited the books of the Company by virtue of any power conferred upon the Minister or such officer by or under any law.

Clause 20

Records and reports and ownership of data

20.1	The Company shall in accordance with the provisions of the Petroleum Act at all times while this Agreement is in force, maintain accurate and current records of its Petroleum Operations in its Licence Area.

20.2	The Company shall save and keep for the duration of its Petroleum Operations in Namibia a representative portion of each sample of cores and cuttings taken from drilling Wells to be disposed of or forwarded to the Minister in a manner directed by the Minister. All samples acquired by the Company for its own purpose shall be considered available for inspection at any reasonable time by the Minister. Any such samples which the Company has kept for a period of [***], without receipt of instruction to forward such samples to the Minister, may be disposed of by the Company at its discretion, after not less than [***] notice to the Minister.

20.3	Well logs, maps, magnetic tapes, cuts of core and cutting samples and all other geological and geophysical information obtained by the Company in the course of carrying out Petroleum Operations (hereinafter referred to as Petroleum Data) are the property of the Government, and shall be submitted to the Minister as soon as they are acquired or prepared and, except as provided in clause 20.4, may not be published, reproduced or otherwise dealt with without the consent of the Minister.

20.4	The Company may-

(a)	retain for use in Petroleum Operations copies of material constituting Petroleum Data;

(b)	with the approval of the Minister, retain for use in Petroleum Operations original material constituting Petroleum Data, provided that where such material is capable of reproduction, copies have been supplied to the Minister;

(c)	subject to the right conferred upon the Minister or any other person in the Petroleum Act to inspect any samples or other original materials constituting Petroleum Data, export such Petroleum Data for processing or laboratory examination or analysis, provided that representative samples equivalent in quality or, where such material is capable of reproduction, copies of equivalent quality have first been delivered to the Minister.

20.5	The Company shall keep the Minister currently advised of all major developments taking place during the course of Petroleum Operations and shall furnish the Minister with Petroleum Data and other available information, reports, assessments, assessment studies and interpretations relating to the Petroleum Operations as the Minister may require.

20.6	The Minister shall through his duly appointed representatives be entitled to observe the Petroleum Operations carried out by the Company and at all times to inspect all assets, records and data kept by the Company relating to such operations.

20.7	Nothing in this clause contained shall be construed as requiring the Company to disclose any of its proprietary technology or that of its Affiliates.

Clause 21

Confidentiality of data

21.1	All Petroleum Data, information and reports obtained or prepared by the Company in terms of this Agreement shall, subject to clause 21.2 and so long as they relate to any part of the Licence Area, be treated as confidential and each of the Parties undertakes not to disclose such Data, information and reports or the contents thereof to any other person without the consent in writing of the other Party, provided that this clause shall not-

(a)	prevent disclosure by the Company for the purpose of its Petroleum Operations to:-

(i)	an Affiliate;

(ii)	any bona fide intending assignee;

(iii)	any professional adviser who needs to have access to such Petroleum Data, information and reports for the effective performance of his obligations under his contract with the Company;

(iv)	any bank or financial institution from which the Company is seeking or obtaining finance or which is advising the Company in connection with any issue of securities or the admission of any securities to listing on any stock exchange;

(v)	a contractor of the Company;

(vi)	any stock exchange in order to comply with any securities law of any country;

(vii)	any court of competent jurisdiction to comply with any order or decree of such court.

(b)	prevent disclosure by the Company for the purpose of trading data with third parties in accordance with normal petroleum industry practice provided the Minister’s consent (which shall not be unreasonably withheld) has been previously applied for and obtained.

(c)	prevent the disclosure by the Minister or any officer in his Ministry to the National Petroleum Corporation of Namibia (Proprietary) Ltd. in terms of section 8 of the Petroleum Act; and to Professional advisers of the Ministry or the National Petroleum Corporation of Namibia (Proprietary) Ltd.; or

(d)	be construed as imposing on any Party any obligation in relation to any Petroleum Data, information or reports which are, without disclosure by such Party, generally known to the public.

21.2	Any Petroleum Data, information or reports disclosed by the Company to any other person in terms of clause 21.1 shall be disclosed on terms which will ensure that such Petroleum Data, information or reports are treated as confidential by the recipient.

21.3	Any Petroleum Data, information and reports relating to the Licence Area which, in the opinion of the Minister, might have significance in connection with an exploration programme to be conducted by a third party in another area may be disclosed by the Minister to such third party provided the Minister has previously obtained approval to do so from the Company. Such disclosure shall be subject to conditions agreed upon between the Minister and the Company.

21.4	Any Petroleum Data, information and reports, including interpretations and assessments, assessment studies, relating to any area which ceases to be part of the Licence Area, whether as a result of relinquishment, surrender or termination of a licence shall be treated as confidential by the Company, provided however that this clause shall not:

(a)	Prevent disclosure by the Company for purpose of its Petroleum Operations to:

(i)	an Affiliate;

(ii)	any bona fide intending assignee;

(iii)	any professional adviser who needs to have access to such Petroleum Data, information and reports for the effective performance of his obligations under his contract with the Company;

(iv)	any bank or financial institution from which the Company is seeking or obtaining finance or which is advising the Company in connection with any issue of securities or the admission of any securities to listing on any stock exchange;

(v)	a contractor of the Company;

(vi)	any stock exchange in order to comply with any securities law of any country;

(vii)	any court of competent jurisdiction to comply with any order or decree of such court.

(b)	prevent disclosure by the Company for the purpose of trading data with third parties in accordance with normal petroleum industry practice provided the Minister’s consent (which shall not be unreasonably withheld) has been previously applied for and obtained.

(c)	be construed as imposing on any party any obligation in relation to any Petroleum Data, information or reports which are, without disclosure by such party, generally known to the public.

21.5	Any Petroleum Data, information and reports, including all interpretations and assessments, assessment studies based on such Petroleum Data, information and reports relating to any area which ceases to be part of the Licence Area whether as a result of relinquishment, surrender or termination of a licence shall cease to be treated by the Minister as confidential from the date on which such area ceases to be part of the Licence Area.

21.6	Notwithstanding the fact that Petroleum Data, information and reports relate to an area held by the Company under Licence the Minister may, using Petroleum Data,

information and reports supplied by the Company:

(a)	publish, on completion of any Well by the Company in the Licence Area, the following summary information:

-	location of the Well (co-ordinates of the Well, Block number and the name of the sedimentary basin);

-	total depth of the Well in metres;

-	stratigraphic total depth of the Well identified by the Epoch (Jurassic, Cretaceous etc.);

-	Discovery of hydrocarbons, oil and/or gas or not (in case of Discovery neither the depth nor the stratigraphy of the producing formation will be given);

-	number of tests performed including type of tests;

-	maximum flow rate during testing, including size of choke;

-	hydrocarbon types tested including gas oil ratio;

-	water depth;

-	general comments on further exploration in the basin etc.

(b)	[***] after the completion of any survey or any Well in the Licence Area by the Company, release to any person or persons any survey data and all Well logs and all operational, technical and geological reports relating to such survey or well provided, however, that no information of an interpretive nature shall be released.

21.7	Subject to the other provisions of this clause 21, the Minister may, during the currency of an Exploration or Production Licence held by the Company, request the consent of the Company to the disclosure to a third party of Petroleum Data, information and reports other than those referred to in clause 21.6 for a purpose determined by the Minister and communicated to the Company and such consent shall not be unreasonably withheld.

Clause 22

Employment and training

22.1	In carrying out Petroleum Operations the Company shall, to the maximum extent possible, employ Namibian citizens having appropriate qualifications.

22.2	The Company may employ a person who is not a Namibian citizen in a post only if the skills required in such post are not obtainable by recruitment of a Namibian citizen and the Company may at any time be called upon by the Minister to give satisfactory reasons for the continued employment of a non-citizen in any post.

22.3	(a)	During each year of the Exploration Licence or any renewal thereof, the Company shall spend a sum which is not less than a sum equal to [***] for the purpose of the training and education of Namibians.

(b)	Of the said sum, [***] shall be paid on the date of signature and thereafter on each anniversary of such date into the Petroleum Training and Education Fund. The principles governing the operation of the training fund shall be as set out in Annexure 6.

(c)	Of the said sum, [***] shall be expended by the Company on attachments and in-house training of Namibian citizens in the field of natural science, engineering, technology, accounting, economics and law as related to oil and gas exploration and production to expose them to petroleum industry practice and operations. The said [***] shall be expended in accordance with the principles set out in Annexure 6.

22.4	The sum referred to in clause 22.3 shall be adjusted annually by dividing such sum by the Inflation Factor.

22.5	If the Price Index ceases to be published the Price Index contemplated in clause

22.4	shall for the purposes of this Agreement be such price index as may be determined by mutual agreement between the parties to this Agreement.

22.6	Not later than [***] after the grant of a Production Licence, the Company shall, after consultation with the Minister or his duly authorized representative, prepare and implement a programme for training and employment of Namibian citizens in each phase and level of Petroleum Operations and for the transfer of management and technical skills for the safe and efficient conduct of Petroleum Operations.

Clause 23

Namibian goods and services

23.1	The Company shall-

(a)	use and purchase goods supplied, produced and manufactured in Namibia whenever such goods can be obtained at prices in Namibia which are competitive in international terms and are, in all substantive respects, of a quality comparable with the quality of goods from outside Namibia. The Company shall give preference to such supplier, producer or manufacturer, unless it is able to show good cause to the satisfaction of the Minister why such preference should not be given;

(b)	make maximum use of contractors in Namibia where services of comparable standards with those obtained elsewhere are available from such contractors at competitive prices and on competitive terms;

(c)	when it is necessary to import vehicles, machinery, plant or equipment and any such vehicles, machinery, plant or equipment are not purchased directly from a manufacturer, effect the purchase of the items through traders operating in Namibia at competitive prices;

(d)	co-operate with companies in Namibia to enable them to develop skills and technology to service the petroleum industry.

23.2	The Company shall ensure that a term similar to this clause is contained in its contracts with contractors.

Clause 24

Domestic supply obligation

24.1	The Company may, at the Minister’s choice, be required to sell Crude Oil in Namibia in order to satisfy Namibia’s domestic market requirements on a pro rata basis with other producers in Namibia according to the quantity of Crude Oil produced by each producer. The Minister shall give the Company at least [***] notice in advance of the said requirement, and the terms of the supply in consequence of such requirement shall be on an annual basis.

24.2	The price for Crude Oil sold in terms of clause 24.1 shall be the price for that oil determined in accordance with clause 15.

Clause 25

Unit development

25.1	If a Petroleum Reservoir is partly situated in the Production Area of the Company and partly in the Production Area of any other holder of a Production Licence, the Minister may, for purposes of securing the more effective recovery of Petroleum from such Petroleum Reservoir, by notice in writing addressed and delivered to the Company, direct the Company to enter into an agreement in writing with such holder within such period as may be specified in such notice in relation to the joint development and operation of such Petroleum Reservoir and to submit

(a)	such agreement forthwith to the Minister for approval; and

(b)	if it is approved, a plan for the joint development and operation of the Petroleum Reservoir in question.

25.2	If no plan is submitted within the period specified in the notice or within such further period as the Minister may allow or, if such plan submitted is not acceptable to the Minister, the Minister may cause to be prepared in accordance with generally accepted practices in the international petroleum industry and at the expense of the Company and the other holder concerned a plan for such joint development and operation. In the preparation of such plan the Minister shall take into consideration any presentations made by the Company and such other holder.

25.3	If the Company does not agree with the proposed plan then either the Company or the Minister may refer the matter for expert determination to an expert appointed in terms of clause 29.6 which determination shall be final except that the Company may within [***] of such determination notify the Minister that it elects to surrender its rights in the Discovery in lieu of participation in the joint development.

Clause 26

Termination

26.1	This Agreement shall continue to be of full force and effect for such period as the Company continues to hold an Exploration Licence or a Production Licence to which this Agreement relates and shall, subject to the terms of clause 8.14, be deemed to have been terminated, if for any reason the Company ceases to hold such Exploration Licence or such Production Licence.

26.2	The Minister may by notice in writing addressed and delivered to the Company terminate this Agreement if

[***]

26.3	Notwithstanding the termination of this Agreement any rights and obligations of the parties respectively expressed to arise under this Agreement on the termination thereof or any liability of any Party arising out of an earlier failure to comply with any obligation in terms of this Agreement which must be complied with by such Party shall be enforceable.

Clause 27

Vis major

27.1	Any failure by the Company to comply with any terms and conditions of this Agreement shall not be regarded as a breach of this Agreement in so far as the failure arises from vis major and if, as a result of vis major, the compliance by the Company with any of the terms and conditions of this Agreement is delayed beyond the period fixed or allowed for its compliance the period of the delay shall be added to the period so fixed or allowed.

27.2	When the Company wishes to invoke the terms of clause 27.1 it shall promptly notify the Minister in writing of the occurrence of conditions of vis major and shall take all reasonable steps to remove the cause thereof and to mitigate the consequences. The Company shall promptly notify the Minister as soon as conditions of vis major no longer prevent the Company from carrying out its obligations and following such notice shall resume Petroleum Operations as soon as reasonably practicable.

27.3	In this clause the expression “vis major” means any hostility, insurrections, riots, civil commotions, strikes, lockouts, labour disturbances, embargoes, blockages, health pandemics, acts of God including fires and floods, unavoidable accidents, war and acts of war, including acts of terrorism, declared or undeclared beyond the control of the Company.

Clause 28

Assignation

28.1	The Company may not assign to any person, firm, company or corporation which is not a party to this Agreement any of its rights, privileges, duties or obligations under this Agreement without the approval of the Minister previously obtained in every particular case.

28.2	The Company shall not be debarred from assigning in writing its rights, privileges, duties or obligations under this Agreement to an Affiliate, provided that no such assignation shall in any way relieve the Company of any of its obligations under this Agreement.

Clause 29

Arbitration

29.1	Any dispute arising between the parties relating to the construction, meaning or effect of this Agreement or the rights or liabilities of the parties in terms of this Agreement shall be resolved amicably by negotiations.

29.2	If the Minister and the Company fail to resolve by way of negotiation a dispute referred to in clause 29.1, the Minister and the Company hereby agree to submit such dispute to arbitration for final settlement in accordance with the terms of clause 29.3.

29.3	Any unresolved dispute referred to in clause 29.2 shall be finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law in force on the date on which this Agreement is signed. Such arbitration, unless the parties otherwise agree, shall take place in London, England. As far as practicable the Minister and the Company shall continue to implement this Agreement during the period while the arbitration is pending and during the arbitration.

29.4	An arbitration referred to in clause 29.3 shall be undertaken by three arbitrators of whom-

(a)	one each shall be appointed by the Minister and the Company; and

(b)	one shall be appointed by the two arbitrators appointed under paragraph (a).

If the Minister and the Company fail to appoint an arbitrator within [***] after receipt of a written request to do so, such arbitrators shall at the request of the other Party, if the Parties do not otherwise agree, be appointed in accordance with the aforesaid Arbitration Rules. If the first two arbitrators, appointed as aforesaid, fail to agree on a third arbitrator within [***] following the appointment of the second arbitrator, the third arbitrator shall, if the Parties do not otherwise agree, be appointed at the request of either Party in accordance with the aforesaid Arbitration Rules. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.

29.5	A decision of a majority of the arbitrators shall be final and binding upon the Parties and the award rendered shall be final and conclusive. The arbitrators shall state in writing the reasons on which their decision was based. Judgment on the award rendered may be entered in any court having jurisdiction or application may be made in such court for a judicial acceptance of the award and for enforcement, as the case may be.

29.6	Any matter in dispute between the parties under clauses 5.9, 9.7, 15.6, 16 and 25.3 shall be referred for determination by a sole expert to be appointed by agreement between the parties hereto and failing such agreement by the President of the British Institute of Petroleum.

Clause 30

Performance guarantee

30.1	The Company shall secure from its holding company or any Affiliate which the Minister has by notice in writing accepted an unconditional guarantee in terms whereof that company guarantees, in a form corresponding with the form contained in Annexure 5, the due performance by the Company of all its obligations under the Petroleum Act and the Taxation Act and in terms of this Agreement and the licenses to which it relates.

30.2	The guarantee referred to in clause 30.1 shall be executed before the signature of this Agreement and shall be delivered to the Minister on such signature.

Clause 31

Entire agreement and amendments

31.1	This Agreement embodies the entire agreement and understanding between the Company and the Minister relative to the subject matter hereof and supersedes and replaces any provisions on the same subject in any other agreement between the parties, whether written or oral, prior to the date of this Agreement.

31.2	This Agreement may not be amended, modified, varied or supplemented, except by an instrument in writing signed by the Company and the Minister.

Clause 32

Waiver

32.1	The performance of any condition or obligation to be performed under this Agreement shall not be deemed to have been waived or postponed, except by an instrument in writing signed by the Party which is claimed to have granted such waiver or postponement.

32.2	No waiver by any Party of any one or more obligations or defaults by any other party in the performance of this Agreement shall operate or be construed as a waiver of any other obligations or defaults whether of a like or a different character.

Clause 33

Applicable law

This Agreement, the interpretation thereof and any dispute arising thereunder or associated therewith shall be governed by and determined in accordance with the laws of the Republic of Namibia.

Clause 34

Notices

34.1	Any document, notice or other communication required to be given or delivered to the Company by the Minister or any officer authorized thereto shall be deemed to have been so given or delivered-

(a)	if delivered to the General Manager or Deputy General Manager referred to in clause 12.4 or to the public officer of the Company or operator referred to in paragraph (b) of clause 12.5; or

(b)	if left with some adult person apparently residing at or occupying or employed at the registered address of the Company or such operator; or

(c)	if dispatched by registered post addressed to-

(i)	the Company or operator at the following address:

Elephant Oil Limited

6th Floor

60 Gracechurch Street

London, England EC3V 0HR

(insert postal address of the Company or operator); or

(ii)	the General Manager or Deputy General Manager referred to in clause 12.4 to the address referred to in clause 12.4; or

(iii)	the public officer at its or his last known address; or

(d)	if transmitted by means of a facsimile transmission to the person concerned at the registered office of the Company.

34.2	Any document, notice or other communication referred to in clause 34.1 which has been given or delivered in the manner contemplated in paragraph (c) of that clause shall, unless the contrary is proved, be deemed to have been received by the person to whom it was addressed at the time when it would, in the ordinary course of post have arrived at the place to which it was addressed.

34.3	Any document, notice or other communication required to be given or delivered to

(a)	the Minister by the Company shall be deemed to have been so given or delivered if dispatched by registered post addressed to the Minister at the following address:

Ministry of Mines and Energy

Private Bag 13297

Windhoek, Namibia

(b)	the authorized officer by the Company shall be deemed to have been so given or delivered if dispatched by registered post addressed to the officer at the following address:

Ministry of Mines and Energy

Private Bag 13297

Windhoek, Namibia

(c)	the Minister of Finance by the Company shall be deemed to have been so given or delivered if dispatched by registered post addressed to the Minister of Finance at the following address:

Ministry of Finance

Private Bag 13295

Windhoek, Namibia

*******************

34.4	Notwithstanding the above, for purposes of giving notice shall mean actual delivery of the notice to the address of the Minister or the Company to the most current address specified under Clause 43; provided that any notice sent by facsimile or email after 5:00 p.m. on a Business Day or on a weekend or holiday at the location of the receiving Party shall be deemed given on the next following Business Day of the receiving Party.

Clause 35

Customs Exemptions

35.1	[***]

35.2	[***]

35.3	Disposal of Imported Items. Any item imported by Company, or its subcontractors may be sold in Namibia upon payment of applicable customs duties, if any, on the price of the item at the time of such sale or may be exported pursuant to clause 35.4. Items imported by Company or its subcontractors, which are sold or saleable only for scrap value may be sold as such, or otherwise be properly disposed of, with payment of customs duties. In the event of a sale by Company or its subcontractors under this clause 35.4, Company or its subcontractor shall be entitled to retain and repatriate in a convertible currency the proceeds therefrom as provided in this Agreement.

35.4	Exports.

(a)	Any of the items imported into Namibia by Company, its subcontractors or their employees, which has not become the property of the Government pursuant to the provisions hereof may be exported by the importing party at any time without payment of any customs duties or other charges.

(b)	Company shall be free to export any and all Petroleum to which it is entitled pursuant to this Agreement and all Petroleum exported by Company shall be exempt from all charges in respect of exports of Petroleum.

Clause 36

Exchange Rights

36.1	Registration. Funds transferred into Namibia for local expenditures, funds utilized abroad to purchase goods and services for Petroleum Operations, charges for services performed by Company or its subcontractors outside Namibia as part of Petroleum Operations and all other expenditures and investments made pursuant to this Agreement shall be filed by Company’s Namibian bankers with the Bank of Namibia which shall issue appropriate written confirmation to Company.

36.2	Funds for Local Expenditures. Funds required by Company and foreign subcontractors to meet local expenditures shall be imported into Namibia in freely convertible currencies, transferred to local banks and converted to Namibia currency. If it or they so desire, Company and/or its foreign subcontractors may borrow Namibia currency from local banks in order to meet local expenditures.

36.3	Foreign Exchange. Purchase or sale of foreign exchange shall be affected at the exchange rate most favorable to Company, as quoted by the Bank of Namibia.

36.4	Foreign Bank Accounts. Company is hereby authorized to open, maintain, control and operate accounts in any currency in foreign banks outside Namibia, to have full and complete control of such accounts, and to retain abroad and freely dispose of any funds in such accounts. Among other reasons, withdrawals may be made for payments for goods and services acquired abroad, for payments to subcontractors engaged in Petroleum Operations, and for transferring funds to local banks in Namibia to meet local expenditures, all in connection with Company’s activities under this Agreement.

36.5	Exchange Rights. Company is hereby granted the following exchange rights:

(a)	To provide in freely convertible foreign currencies all funds needed to conduct Petroleum Operations;

(b)	To hold such funds abroad with no obligation to transfer funds or assets to Namibia except such funds as are necessary to meet Company’s need for Namibia currency, in the case that Company does not borrow such funds from local banks;

(c)	To freely dispose of any funds held outside Namibia;

(d)	To export any and all Petroleum to which it is entitled pursuant to this Agreement;

(e)	To retain abroad and freely dispose of all proceeds received outside from the export, sale or exchange of Petroleum with no obligation to remit such export proceeds except as may be needed to meet Company’s expenses in Namibia, in the case that Company does not borrow funds from local banks for that purpose;

(f)	To remit and/or repatriate abroad and freely dispose of all (i) proceeds received within Namibia from the sale or exchange of Petroleum within Namibia, (ii) proceeds received from other operations and activities within Namibia, and (iii) any other funds accruing to Company within Namibia, including, without limiting the generality of the foregoing, all profits and or dividends; such remittance and/or repatriation to be accomplished in accordance with procedures of any exchange control Laws which may be in force, but which shall in no event prevent or delay such remittance and/or repatriation;

(g)	To pay its subcontractors and employees in foreign currencies, either inside or outside of Namibia. Expatriate employees shall be required to bring into Namibia through local banks and convert into Namibia currency only such foreign exchange as is required to meet their personal living expenses. Such employees shall be authorized to remit and/or repatriate any personal funds or proceeds received in Namibia from the sale of personal belongings; and

(h)	To maintain a special account or accounts for non-Namibian funds in a local bank or banks chosen by Company from which funds can be disbursed for the purpose of making any payments required in conducting Petroleum Operations, or making payments to, or for the benefit of, Company’s employees, whether local or expatriate.

36.6	Payments under this Agreement. Any payments made by any Party to another Party shall be made in U.S. Dollars unless the Parties mutually agree upon another currency.

36.7	Subcontractors. Company’s subcontractors and their employees shall have the same rights as Company and its employees under this clause 36.

36.8	Implementation. The Company acknowledges that the provisions of this clause 36 are granted in accordance with and subject to the Exchange Control Laws applicable in Namibia and shall only be implemented by the parties in accordance with such laws. The Company shall comply with the prescribed formalities and procedures and engage the services of an authorized dealer in foreign exchange to assist it in facilitating and implementing the provisions of this clause 36.

IN WITNESS whereof this Agreement has been duly signed at WINDHOEK on this …….day of …………. 2021…, by and between the GOVERNMENT OF THE REPUBLIC OF NAMIBIA, as represented by The Honorable Tom Alweendo, the Minister of Mines and Energy, and Elephant Oil LTD as represented by Matthew B. Lofgran,; and Niikela Oil (Pty) LTD represented by Ms.Mbute Rusa Andreas; and the National Petroleum Corporation of Namibia (PTY) LTD (NAMCOR E&P) represented by Mr. Immanuel Mulunga.

-----------------------------------------------

For the Government of the Republic of Namibia, The Honorable Tom Alweendo,

MINISTER OF MINES AND ENERGY

Witnesses:

1. -------------------------

2. -------------------------

-----------------------------------------------

For Elephant Oil LTD

Matthew B. Lofgran, Chief Executive Officer

Witnesses:

1. ------------------------

2. ------------------------

________________________________

For Niikela Exploration (Pty) LTD

Ms. Mbute Rusa Andreas, representative

Witnesses:

1. ------------------------

2. ------------------------

___________________________________

For NAMCOR EXPLORATION AND PRODUCTION (Pty) LTD

Mr. Immanuel Mulunga, representative

Witnesses:

1. ------------------------

2. ------------------------

ANNEXURE 1

[***]

ANNEXURE 2

[***]

ANNEXURE 3

BANK GUARANTEE

in respect of

INITIAL EXPLORATION PERIOD

(Clause 4.7)

[***]

BANK GUARANTEE

in respect of

FIRST RENEWAL EXPLORATION PERIOD

(Clause 4.7)

[***]

BANK GUARANTEE

in respect of

SECOND RENEWAL EXPLORATION PERIOD

(Clause 4.7)

[***]

ANNEXURE 4

[***]

ANNEXURE 5

[***]

ANNEXURE 6

[***]

ANNEXURE 7

[***]